Exhibit 99.1

1106 Palms Airport Dr. Las Vegas, NV 89119 www.shfl.com
News Release
FOR FURTHER INFORMATION CONTACT: Julia Boguslawski Investor Relations/ Corporate Communications ph:(702) 897-7150 email:jboguslawski@shfl.com	Gavin Isaacs, CEO Linster W. Fox, CFO ph:(702) 897-7150 fax:(702) 270-5161

SHFL ENTERTAINMENT, INC. REPORTS RECORD REVENUE OF $77.4 MILLION IN SECOND QUARTER, UP 17% YEAR-OVER-YEAR

SHFL Also Achieves Record Net Income of $11.8 Million and Record Adjusted EBITDA of $25.4 Million

LAS VEGAS, Nevada, June 4, 2013 - SHFL entertainment, Inc. (NASDAQ Global Select Market: SHFL) (“SHFL” or the “Company”) today announced its results for the second quarter ended April 30, 2013.

“Our record second quarter results reflect a continuation of the strong worldwide demand for our innovative products, particularly in Australia and Asia,” said Gavin Isaacs, SHFL’s Chief Executive Officer. “What’s more, we achieved 17% year-over-year growth against a strong comparable quarter last year that included over $2 million in sales from new openings. The MD3 card shuffler helped fuel this quarter’s growth with record placements of 520 units, its strongest performance to date. Our slot machine, shuffler, and specialty table games businesses continued to gain momentum, with each segment reporting record revenue in the quarter. Given the 22% increase in net profit that we announced today, we strongly believe that consistent execution against our strategic initiatives is the right blueprint for building long-term, sustainable value for our shareholders.”

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Second Quarter 2013 Financial Highlights

♦

Total revenue grew to a record $77.4 million, representing a 17% increase from the prior year period. The Utility, Electronic Gaming Machine (“EGM”), and Proprietary Table Games (“PTG”) businesses all saw double-digit growth over the same period last year.

♦	Recurring revenue grew 8% year-over-year to $31.2 million. A $1.2 million increase in PTG recurring revenue accounted for over half of recurring revenue growth.

♦	Net income increased 22% year-over-year to a record $11.8 million.

♦

Compared to the prior year quarter, diluted earnings per share (“EPS”) increased 24% to $0.21. Excluding adjustments for expenses related to the terminated Ongame acquisition in last year’s comparable quarter, EPS grew 5%.

♦	Gross margin, driven by an increase in Utility, EGM, and PTG revenue, grew 40 basis points year-over-year to 65%.

♦	Operating margin was relatively flat year-over-year at 22%.

♦

Selling, general and administrative ("SG&A") expenses grew to approximately $23.9 million, up $4.1 million year-over-year. The increase primarily relates to the following: $1.5 million in compensation and related expenses, driven by growth related to headcount increases as well as increased medical costs; $0.5 million was due to greater sales and profit-driven compensation expenses as a result of more revenue during the current quarter; $1.3 million was due to legal expenses, driven largely by costs associated with protecting and defending the Company’s valuable intellectual property; $0.5 million was due to expanding the Company’s iGaming sales team and offices; $0.4 million was related to advertising and tradeshow expenses. Slightly offsetting SG&A expenses were corporate development and due diligence expenses, which relate to the Company’s evaluation of strategic M&A, and were $0.6 million less in the current quarter than the year-ago quarter; the prior year period included expenses from the terminated Ongame acquisition.

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♦

Research & Development (“R&D”) expenses increased $1.2 million year-over-year to $9.1 million. The increased costs were evenly divided between the hiring of additional iGaming personnel and compliance expenses for new content releases and territory expansion related to the EGM segment.

♦	Adjusted EBITDA grew 7% year-over-year to a record $25.4 million.

♦

Free Cash Flow (“FCF”)[1], a non-GAAP financial measure, was down $3.1 million year-over-year to $8.6 million. FCF was impacted by an approximately $2.3 million increase in cash taxes paid due to increased profitability in the U.S. and Australia, in addition to an increase of $2.5 million in capital expenditures, largely attributable to the Company’s construction of a new consolidated facility in Las Vegas.

“Our diverse businesses continue to deliver solid financial results,” said Linster Fox, SHFL’s Chief Financial Officer. “We are confident that keeping our IP-rich businesses well-capitalized has been, and will continue to be, our most important use of cash. However, given our balance sheet’s current strong position, we will continue to look at the best way to manage a balance between investing in our business and capital allocation for potential M&A, stock repurchases, and dividends.”

Second Quarter 2013 Business Segment Highlights

Utility

♦	Utility recurring revenue grew 3% year-over-year to $13.7 million, primarily driven by MD3 card shuffler lease placements in the U.S.

♦

Total Utility revenue increased 22% over the prior year period to $30.5 million. Growth was driven by sales of the MD3 shuffler in Asia as well as the sale of previously leased i-Deal shufflers to a large casino customer in the U.S.

1 Free Cash Flow is Adjusted EBITDA less capital expenditures and cash paid for taxes.

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♦

Total shufflers on lease declined by 28 units year-over-year to 8,073. The decrease was driven by the sale of previously leased i-Deal shufflers to a large casino customer in the U.S. and slightly offset by new shuffler lease placements.

♦

Gross margin grew 120 basis points year-over-year to 66%, driven by the sale of previously leased i-Deal shufflers to a large casino customer in the U.S., in addition to shuffler sales in Asia and the U.S.

♦

Total MD3 units installed totaled 2,734, representing an increase of 1,781 units year-over-year. 520 of those units were placed in the second quarter. Approximately 50% of all MD3 units are currently on lease.

Proprietary Table Games2

♦

PTG recurring revenue increased 11% year-over-year to $13.0 million. Increased lease placements in all PTG categories - premium table games (Ultimate Texas Hold’em, Mississippi Stud), side bets (6 Card Bonus, Fire Bet), and progressives (Ultimate Texas Hold’em Progressive, Three Card Poker Progressive) – contributed to recurring revenue growth.

♦	Total PTG revenue increased 18% year-over-year to $14.0 million driven by strong lease placements and increased sales revenue.

♦	Gross margin increased 20 basis points to 82% due to the increase in total revenues.

♦	Total progressive units installed grew 12% year-over-year to 1,245, driven by installations of Ultimate Texas Hold’em Progressive and Three Card Poker Progressive.

2 As of FY 13, revenues from the iGaming segment are being reported separately from the Proprietary Table Games segment. Please see page 11 for more details.

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Electronic Table Systems (“ETS”)

♦

ETS recurring revenue grew 16% to $4.3 million, compared to $3.7 million in the prior year period, due largely to increased placements of SHFL Fusion Virtual (formerly Vegas Star) on participation in New York. To a lesser extent, increases in recurring revenue from SHFL Fusion Hybrid (formerly Rapid) and i-Table also contributed to the increase.

♦	Total ETS revenue grew 4% year-over-year to $7.1 million driven by increased sales of SHFL Fusion Virtual in Australia.

♦	ETS gross profit decreased 420 basis points year-over-year to 35% due to accelerated depreciation of Table Master units on lease in advance of the new Table Master Fusion launch.

Electronic Gaming Machines

♦	Total EGM revenue grew 16% year-over-year to a record $25.7 million, driven primarily by strong sales in Australia and Asia.

♦	Gross margin remained relatively flat year-over-year at 62%.

♦

There were 1,192 net sold EGM units in the quarter compared to 1,044 in the year-ago quarter. The current year period included the removal of 78 older eStar units on lease, slightly offset by the addition of 36 Equinox units on lease.

♦	Approximately 100 units of the Duo Fu Duo Cai progressive jackpot link were sold in Macau in the quarter.

Further detail and analysis of the Company's financial results for the second quarter ended April 30, 2013, is included in its Form 10-Q, which the Company intends to file with the Securities and Exchange Commission today, June 4, 2013.

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Webcast & Conference Call Information

Company executives will provide additional perspective on the Company’s second quarter results during a conference call on June 4, 2013 at 2:00 pm Pacific Time. Those interested in participating in the call may do so by dialing (201) 689-8263 or toll-free (877) 407-0792 and requesting SHFL entertainment’s Second Quarter 2013 Conference Call. A hardcopy of the presentation materials may be printed from the SHFL entertainment, Inc. Investor Relations website, http://ir.shfl.com, shortly before the start of the call. In conjunction with the call, a live audio webcast and a Company slide presentation highlighting second quarter performance may be accessed at http://ir.shfl.com. In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit SHFL entertainment’s Investor Relations website and download/install any necessary audio/video software for the webcast. Immediately following the call and through July 4, 2013, a playback can be heard 24-hours a day by dialing (858) 384-5517 or toll-free (877) 870-5176; replay pin number 414102. Highlights from the conference call can be accessed on the Company’s Investor Relations Twitter account, www.twitter.com/shfl_news.

About SHFL entertainment, Inc.

SHFL entertainment, Inc. is a leading global gaming supplier committed to making gaming more fun for players and more profitable for operators through product innovation, and superior quality and service. The Company operates in legalized gaming markets across the globe and provides state-of-the-art, value-add products in five distinct categories: Utility products, which include automatic card shufflers and roulette chip sorters; Proprietary Table Games, which includes live games, side bets and progressives; Electronic Table Systems, which include various e-Table game configurations; Electronic Gaming Machines, which include video slot machines; and newly introduced iGaming, which features online versions of SHFL entertainment’s table games, social gaming, and mobile applications. The Company is included in the S&P SmallCap 600 Index. Information about the Company and its products can be found on the Internet at www.shfl.com, or on Facebook, Twitter and YouTube.

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Forward Looking Statements

This release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include without limitation: (a) the Company’s belief that its innovation will continue to drive competition; (b) the Company’s intention to continue to execute against our strategic initiatives; (c) the Company’s belief that EPS, Adjusted EBITDA and FCF are useful, widely referenced performance measures in the Company’s industry and the Company’s belief that references to them are helpful to investors; (d) the Company’s estimates of diluted EPS, Adjusted EBITDA and FCF and the assumptions upon which they are based; (e) the Company’s belief that investing in its intellectual property is an important use of cash; (f) the Company’s ability to develop products that achieve commercial success in the very competitive marketplace in which the Company operates; (g) the fact that the Company competes in a single industry and is dependent on the success of its customers and the risks that impact the Company’s customers, including a change in demand for gaming, a downturn in general worldwide economic conditions, or the gaming industry may adversely impact the Company or its results of operations. The Company’s beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to: (a) unexpected changes in demand for or increased competition with the Company’s products; (b) unexpected factors that limit or eliminate the Company’s ability to implement its strategic plan or undertake or complete any of its growth initiatives; (c) inaccuracies in the Company’s assumptions as to the financial measures that investors use or the manner in which such financial measures may be used by such investors; (d) reduced demand for or increased competition with the Company’s products that affects its EPS and Adjusted EBITDA; (e) unexpected changes to the Company’s balance sheet or cash flows that would impede the Company’s ability to pursue protection and pursuit of its intellectual property; (f) the Company’s inability to accurately gauge the commercial appeal of its products; and (g) unexpected changes in the market and economic conditions and reduced demand for or increased competition with the Company’s products. Additional information on risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

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SHFL ENTERTAINMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2013	2012	2013	2012
Revenue:
Product leases and royalties	$29,240	$26,947	$58,592	$52,900
Product sales and service	48,174	39,107	77,606	69,207
Total revenue	77,414	66,054	136,198	122,107
Costs and expenses:
Cost of leases and royalties	10,582	9,427	20,454	18,378
Cost of sales and service	16,738	14,138	27,778	25,419
Gross profit	50,094	42,489	87,966	78,310
Selling, general and administrative	23,866	19,804	43,912	36,984
Research and development	9,101	7,925	17,348	15,452
Total costs and expenses	60,287	51,294	109,492	96,233

Income from operations	17,127	14,760	26,706	25,874

Other income (expense):
Interest income	188	174	342	313
Interest expense	(299)	(378)	(523)	(855)
Other, net	315	(146)	270	29
Total other income (expense)	204	(350)	89	(513)
Income before income taxes	17,331	14,410	26,795	25,361
Income tax provision	5,491	4,675	7,891	7,977
Net income	$11,840	$9,735	$18,904	$17,384

Basic earnings per share:	$0.21	$0.17	$0.33	$0.31
Diluted earnings per share:	$0.21	$0.17	$0.33	$0.31

Weighted average shares outstanding:
Basic	56,984	55,751	56,832	55,408
Diluted	57,721	56,653	57,541	56,154

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SHFL ENTERTAINMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	April 30, 2013	October 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$40,808	$24,160
Accounts receivable, net of allowance for bad debts of $359 and $491	47,506	45,708
Investment in sales-type leases and notes receivable, net of allowance for bad debts of $224 and $8	9,342	9,287
Inventories	28,079	21,906
Prepaid income taxes	8,806	4,053
Deferred income taxes	4,847	4,622
Other current assets	8,308	6,901
Total current assets	147,696	116,637
Investment in sales-type leases and notes receivable, net of current portion	6,499	6,310
Products leased and held for lease, net	32,235	34,639
Property and equipment, net	23,717	17,417
Intangible assets, net	58,591	62,836
Goodwill	88,156	84,950
Deferred income taxes	3,548	5,183
Other assets	2,588	3,079
Total assets	$363,030	$331,051

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,102	$6,702
Accrued liabilities and other current liabilities	18,098	22,402
Deferred income taxes	16	16
Customer deposits	3,206	3,383
Income tax payable	3,189	4,179
Deferred revenue	6,177	4,799
Current portion of long-term debt	530	-
Total current liabilities	43,318	41,481
Long-term debt	7,299	1,303
Other long-term liabilities	2,085	2,004
Deferred income taxes	1,998	1,493
Total liabilities	54,700	46,281
Commitments and contingencies
Shareholders' equity:
Common stock, $0.01 par value; 151,368 shares authorized; 56,384 and 55,973 shares issued and outstanding	564	560
Additional paid-in capital	140,517	135,758
Retained earnings	138,348	119,444
Accumulated other comprehensive income	28,901	29,008
Total shareholders' equity	308,330	284,770
Total liabilities and shareholders' equity	$363,030	$331,051

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SHFL ENTERTAINMENT, INC.

SUPPLEMENTAL DATA

(Unaudited, in thousands)

	Three Months Ended April 30,		Six Months Ended April 30,
	2013	2012	2013	2012

Cash Flow Data:

Cash provided by operating activities	$5,042	$4,161	$18,253	$20,604

Cash used in investing activities:
Payments for products leased and held for lease	$(3,778)	$(2,856)	$(6,623)	$(6,706)
Purchases of property and equipment	(4,944)	(3,358)	(6,371)	$(4,240)
Purchases of intangible assets	(91)	(73)	(139)	(4,103)
Acquisition of business	(1,590)	-	(1,590)	(5,500)
Proceeds from sale of leased assets	3,987	988	5,140	1,029
Proceeds from sale of assets	-	-	-	-
Other	(235)	(236)	(475)	(454)
	$(6,651)	$(5,535)	$(10,058)	$(19,974)

Cash provided by (used in) financing activities	$7,766	$(2,429)	$8,602	$(695)

Free cash flow (2)	$8,623	$11,758	$18,240	$19,648

Reconciliation of net income to Adjusted EBITDA:

Net income	$11,840	$9,735	$18,904	$17,384
Other expense (income)	(204)	350	(89)	513
Share-based compensation	1,478	1,117	2,887	2,049
Income tax provision	5,491	4,675	7,891	7,977
Depreciation and amortization	6,768	6,380	13,656	12,397
Ongame acquisition expenses	-	1,448	-	1,653

Adjusted EBITDA (1)	$25,373	$23,705	$43,249	$41,973

1.

Adjusted EBITDA is earnings before other expense (income), provision for income taxes, depreciation and amortization expense, Ongame acquisition expenses, and share-based compensation. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within the Company’s industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison. Management uses Adjusted EBITDA as a measure of the operating performance and to compare the operating performance with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income (loss), as an indicator of the Company’s performance, as an alternate to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income (loss), Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

2.	Free cash flow is Adjusted EBITDA less capital expenditures and cash paid for taxes.

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SHFL ENTERTAINMENT, INC.

BUSINESS SEGMENT DATA

(Unaudited, in thousands)

	Three Months Ended April 30,		Six Months Ended April 30,
	2013	2012	2013	2012

Utility:
Revenue	$30,517	$24,990	$55,801	$44,606
Gross profit	20,077	16,154	36,134	27,337
Gross margin	65.8%	64.6%	64.8%	61.3%

Proprietary Table Games:
Revenue	$14,003	$11,886	$26,831	$23,311
Gross profit	11,509	9,750	22,014	19,042
Gross margin	82.2%	82.0%	82.0%	81.7%

Electronic Table Systems:
Revenue	$7,113	$6,866	$14,218	$15,130
Gross profit	2,483	2,684	5,453	6,813
Gross margin	34.9%	39.1%	38.4%	45.0%

Electronic Gaming Machines:
Revenue	$25,745	$22,244	$39,062	$36,742
Gross profit	15,994	13,833	24,087	22,800
Gross margin	62.1%	62.2%	61.7%	62.1%

iGaming:
Revenue	$36	$68	$286	$2,318
Gross profit	31	68	278	2,318
Gross margin	86.1%	100.0%	97.2%	100.0%

Total:
Revenue	$77,414	$66,054	$136,198	$122,107
Gross profit	50,094	42,489	87,966	78,310
Gross margin	64.7%	64.3%	64.6%	64.1%

Adjusted EBITDA	25,373	23,705	43,249	41,973
as a percentage of total revenue	32.8%	35.9%	31.8%	34.4%

Income from operations	$17,127	$14,760	$26,706	$25,874
as a percentage of total revenue	22.1%	22.3%	19.6%	21.2%

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